SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

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                             JUSTIN INDUSTRIES, INC.

-------------------------------------------------------------------------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

     5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         --------------------

     2)  Form, Schedule or Registration Statement No.:

         --------------------

     3)  Filing Party:

         --------------------

     4)  Date Filed:

         --------------------

===============================================================================

                                                                 March 17, 2000



To Our Shareholders:

   You are cordially invited to attend the Annual Meeting of Shareholders of Justin Industries, Inc. The meeting will be held on the 12th Floor of the Fort Worth Club Building, 306 West Seventh Street, Fort Worth, Texas at 10:30 a.m. on Friday, April 21, 2000.

   The Notice of Meeting and Proxy Statement on the following pages cover the formal requirements for the business of the meeting. WHETHER OR NOT YOU FIND IT POSSIBLE TO ATTEND THE MEETING PERSONALLY, WE HOPE YOU WILL HAVE YOUR STOCK REPRESENTED BY SIGNING YOUR PROXY EXACTLY AS YOUR NAME APPEARS THEREON AND RETURNING IT PROMPTLY.

   We will have a social period prior to the meeting, beginning at 10:00 a.m., to provide an opportunity for shareholders to talk informally with our Officers and Directors.

                                       Sincerely yours,



                                       /S/JOHN V. ROACH
                                       JOHN V. ROACH
                                       Chairman of the Board

===============================================================================

                             JUSTIN INDUSTRIES, INC.

                 NOTICE OF ANNUAL MEETING FRIDAY, APRIL 21, 2000

                                   10:30 A.M.



TO THE SHAREHOLDERS OF JUSTIN INDUSTRIES, INC.:

   Notice is hereby given that the annual meeting of the shareholders of Justin Industries, Inc., a Texas corporation, will be held at 10:30 a.m., Friday, April 21, 2000, on the 12th Floor of the Fort Worth Club Building, 306 West Seventh Street, Fort Worth, Texas, for the following purposes:

        1. To elect a board of eight (8) directors.

        2. To transact such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

   Only Shareholders of record at the close of business on February 22, 2000, are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

   Shareholders are invited to attend the meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the meeting, you may vote your shares in person, after revoking your proxy.

   If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you should obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

   Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.


                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       Richard J. Savitz
                                       Secretary




March 17, 2000

===============================================================================

                             JUSTIN INDUSTRIES, INC.
                                  P. O. BOX 425
                            2821 WEST SEVENTH STREET
                             FORT WORTH, TEXAS 76101

                             -----------------------
                                 PROXY STATEMENT
                             -----------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 21, 2000

   This Proxy Statement is furnished by Justin Industries, Inc., a Texas corporation (the "Company"), to the holders of outstanding shares of the Common Stock, par value $2.50 per share, of the Company (the "Common Stock") in connection with the solicitation of proxies by the Company for use at the annual meeting of shareholders (the "Meeting") to be held on April 21, 2000, and at any and all adjournments or postponements thereof. This Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about March 17, 2000.

                                   THE MEETING

RECORD DATE, QUORUM AND VOTING

   The Board of Directors (the "Board") has established the close of business on February 22, 2000 as the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof. At the close of business on such record date, there were 25,681,922 shares of Common Stock and 100 shares of Series Two Convertible Voting Preferred Stock, par value $2.50 per share (the "Preferred Stock"), issued and outstanding. The holders of Common Stock and Preferred Stock vote together as a single class on all business, including the election of directors, that properly comes before the Meeting, with each outstanding share of Common Stock and each outstanding share of Preferred Stock entitled to one vote. The holders of a majority of a combination of the Common Stock and Preferred Stock issued and outstanding and entitled to vote at the Meeting must be represented in person or by proxy in order to constitute a quorum for the transaction of business.

   Shares represented by the enclosed proxy card will be voted in accordance with the directions indicated thereon, or, if no direction is indicated, in accordance with the recommendations of the Board contained in this Proxy Statement as to all shares represented by that proxy card. Any shareholder executing and delivering the enclosed proxy card may revoke such action by duly executing a later-dated proxy or an instrument expressly revoking the proxy, or by declaring its revocation at the Meeting. The persons named as proxies in the proxy card were selected by the Board and are currently directors of the Company.

   Management knows of no matters to be presented for action at the Meeting other than those specified in this Proxy Statement and the accompanying Notice of Annual Meeting. Should any other matter properly come before the Meeting, proxies will be voted upon these other matters in accordance with the best judgment of the persons voting such proxies.

                                     Page 1
===============================================================================

                          VOTING SECURITIES OUTSTANDING

   The following table provides information as to the beneficial ownership of the Company's Common Stock by each director, the Chief Executive Officer and the four other most highly compensated current executive officers, executive officers retiring in 1999, all directors and executive officers as a group, and each other person who beneficially owns 5% or more of the outstanding Common Stock as of the Record Date. In addition, John Justin owns all the 100 outstanding shares of the Company's Preferred Stock.

                                                Shares of
                                              Common Stock         Percent of
Name and Address of Beneficial Owner       Beneficially Owned     Common Stock
------------------------------------       ------------------     ------------

John V. Roach                                   84,000  (1)            .33%
John Justin                                  5,228,708  (2)          20.37
J. T. Dickenson                                193,093  (3)            .75
Marvin Gearhart                                 13,374  (4)            .05
Robert E. Glaze                                 20,532  (4)            .08
Dee J. Kelly                                   251,046  (5)            .98
Joseph R. Musolino                              11,250  (4)            .04
Dr. William E. Tucker                           27,450  (4)            .11
Richard J. Savitz                              213,765  (6)            .83
Harrold E. Melton                               72,313  (7)            .28
J. Randy Watson                                 17,940  (8)            .07
Judy B. Hunter                                  49,390  (9)            .19
Edward L Stout, Jr.                            341,612 (10)           1.33
  c/o Justin Industries, Inc.
  2821 West Seventh Street
  Fort Worth, Texas 76107

All Directors and Executive Officers
  as a Group (13 persons)                    6,524,473 (11)          25.42

Holders of more than 5% of the Common
  Stock:                                     5,228,707  (2)          20.37
    John Justin
    Justin Industries, Inc.
    2821 West Seventh Street
    Fort Worth, Texas 76107

Justin Industries, Inc. Employee Stock
   Ownership Plan                            2,958,483 (12)          11.53
     c/o Merrill Lynch, as Trustee
     265 Davidson Avenue, Fourth Floor
     Somerset, New Jersey 08873

     Luther King Capital Management, Inc.    1,594,092                6.21
     301 Commerce, Suite 1600
     Fort Worth, Texas 76102

     Dimensional Fund Advisors, Inc.         1,364,150                5.31
     1299 Ocean Avenue, 11th Floor
     Santa Monica, California 90401


                                    Page 2
===============================================================================

(1) Includes 35,000 shares of which Mr. Roach is owner of record and beneficially; 9,000 shares of presently exercisable non-employee, director stock options; and 40,000 unvested restricted shares with respect to which Mr. Roach has voting control.

(2) Includes 32,260 of which Mr. Justin is owner of record and beneficially; 654 shares of which Mr. Justin has a vested interest pursuant to the Justin Industries, Inc. Employee Stock Ownership Plan (the "ESOP"); 138,000 shares with respect to which Mr. Justin holds currently exercisable employee stock options; 2,826 shares which Mr. Justin may acquire upon conversion of the 100 shares of Preferred Stock held by him; 4,655,067 shares owned beneficially by reason of Mr. Justin's position as Trustee of the John and Jane Justin Charitable Remainder Unitrust; and 399,901 shares owned beneficially by reason of Mr. Justin's position as Trustee of the John S. Justin Charitable Remainder Trust.

(3) Includes 103,418 shares of which Mr. Dickenson is owner of record and beneficially; 4,214 shares of which Mr. Dickenson's wife is owner of record and beneficially to which Mr. Dickenson disclaims beneficial ownership; 28,661 shares of which Mr. Dickenson has a vested interest pursuant to the Company's ESOP; 10,000 unvested restricted shares with respect to which Mr. Dickenson has voting control; and 46,800 shares with respect to which Mr. Dickenson holds presently exercisable stock options. The shares of stock included in the table do not include 399,901 shares of stock that may be considered beneficially owned by reason of Mr. Dickenson's position as Trustee of the John S. Justin Charitable Remainder Trust.

(4) Includes 9,000 shares of presently exercisable non-employee, director stock options.

(5) Includes 150,132 shares of which Mr. Kelly is owner of record and beneficially; 91,914 shares owned by the Dee Kelly Corporation with respect to which Mr. Kelly disclaims beneficial ownership of 30% or 27,574 shares by virtue of the equity interest of Mr. Kelly's three children in this corporation; and 9,000 shares with respect to which Mr. Kelly holds presently exercisable stock options.

(6) Includes 108,860 shares of which Mr. Savitz is owner of record and beneficially; 36,705 shares of which Mr. Savitz has a vested interest pursuant to the Company's ESOP; 10,000 unvested restricted shares with respect to which Mr. Savitz has voting control; and 58,200 shares with respect to which Mr. Savitz holds presently exercisable stock options.

(7) Includes 8,074 shares of which Mr. Melton is owner of record and beneficially; 17,789 shares of which Mr. Melton has a vested interest pursuant to the Company's ESOP; 10,000 unvested restricted shares with respect to which Mr. Melton has voting control; and 36,450 shares with respect to which Mr. Melton holds presently exercisable stock options.

(8) Includes 1,000 shares of which Mr. Watson is owner of record and beneficially; 4,040 shares of which Mr. Watson has a vested interest pursuant to the Company's ESOP; and 12,900 shares with respect to which Mr. Watson holds presently exercisable stock options.

                                     Page 3
===============================================================================

(9) Includes 7,500 shares of which Ms. Hunter is owner of record and beneficially; 6,190 shares of which Ms. Hunter has a vested interest pursuant to the Company's ESOP; and 35,700 shares with respect to which Ms. Hunter holds presently exercisable stock options.

(10) Includes 217,735 shares of which Mr. Stout is owner of record and beneficially; 20,000 shares of which Mr. Stout's wife is owner of record and beneficially to which Mr. Stout disclaims beneficial ownership; 38,877 shares of which Mr. Stout has a vested interest pursuant to the Company's ESOP; and 65,000 shares with respect to which Mr. Stout holds presently exercisable stock options.

(11) Includes 132,916 shares in which a vested interest is owned pursuant to the Company's ESOP; 70,000 unvested restricted shares with respect to which officers and directors have voting control; 393,050 shares with respect to which currently exercisable stock options are held. Directors and executive officers disclaim any beneficial ownership of shares that are beneficially owned by family members.

(12) The shares of Common Stock held by the Company's ESOP will be voted by Merrill Lynch Pierce Fenner & Smith, as Trustee of the ESOP, which will exercise its independent fiduciary judgment as Trustee to act solely in the interests of the ESOP's participants, taking into account, among other facts, the provisions of the ESOP to the effect that shares as to which no voting instructions are received from ESOP participants are to be voted in the same proportion as are shares for which voting instructions are received.

                                     Page 4
===============================================================================

                              ELECTION OF DIRECTORS

   Assuming the presence of a quorum, directors will be elected by the affirmative vote of the holders of a plurality of the shares represented at the Meeting and entitled to vote in the election of directors. Abstentions and broker non-votes will be counted as present and entitled to vote in determining whether a quorum is present. Abstentions and broker non-votes, however, will not be treated as a vote for or against a particular nominee and therefore will not affect the outcome of the election of directors. Each director nominee so elected will hold office until such nominee's successor has been elected and qualified. The proxies given to the persons named in the enclosed proxy card will be voted for the election of the nominees listed below. In case of the inability of any of the nominees to serve, such proxies will be voted for the balance of those named and for substitute nominees, but the Board now knows of no reason to anticipate that any substitutions will occur. Directors elected at the Meeting cannot be removed prior to the next annual meeting except by a majority vote of the shareholders at any meeting at which a quorum of shareholders is present.

   THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

   The Board has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. Members of the Board are kept informed of the Company's business by various reports and documents sent to them each month, as well as by operating and financial reports made by the Chairman and other officers at Board and Committee meetings. During 1999, the Board held six meetings.

   The Board has appointed an Audit Committee consisting of three non-employee directors, Messrs. Gearhart, Glaze, and Musolino. This Committee is responsible for matters relating to accounting policies and practices, financial reporting and internal controls. Each year it recommends to the Board the appointment of a firm of independent accountants to examine the financial statements of the Company. The Committee reviews with representatives of the independent accountants the scope of the examination of the Company's financial statements, results of that examination and any recommendations with respect to internal controls and financial matters. In fulfilling its responsibility, it periodically meets with and receives reports from the Company's management. The Audit Committee met twice in 1999.

   The Compensation Committee of the Board consists of two non-employee directors, Messrs. Kelly and Tucker. This Committee sets the compensation of all elected officers, administers the Company's Stock Option Plans, including the granting of awards under the Plans (except for the Director Plan), and recommends awards of discretionary bonuses, based on earnings or other performance criteria, for approval by the full Board. The Compensation Committee met three times in 1999.

   The Board also has a Strategic Planning Committee consisting of three directors, Messrs. Roach, Tucker, and Dickenson. This Committee is responsible for oversight of long-range strategic planning for the company. The committee meets periodically and receives reports from the Company's management. The Strategic Planning Committee met four times during 1999.

   Each member of the Board attended 100% of all meetings of the Board. Each member of the Board attended 100% of all meetings of the Committees on which he served.

                                     Page 5
===============================================================================

   The names of the Board's director nominees, the year that each nominee first became a director and certain other information about each nominee are set forth below:

                                                                        First
      Name, Age and               Principal Occupation During          Elected
     Business Address                 the Last Five Years              Director
--------------------------     ----------------------------------     ----------

John V. Roach (61)             Chairman of the Board; prior to           1982
100 Throckmorton               May 20, 1999, Chairman, Tandy
Suite 480                      Corporation; prior to January 1,
Fort Worth, Texas 76102        1999, Chairman and Chief Executive
                               Officer, Tandy Corporation (a
                               consumer electronics company);
                               Director, e-SIM Ltd. (an
                               electronic simulation company)

John Justin (83)               Chairman Emeritus of the Company;         1968
Justin Industries, Inc.        personal investments; prior to
2821 West Seventh Street       April 16, 1999, Chief Executive
Fort Worth, Texas 76107        Officer of the Company

J. T. Dickenson (70)           President and Chief Executive             1991
Justin Industries, Inc.        Officer of the Company; prior to
2821 West Seventh Street       April 16, 1999, President and
Fort Worth, Texas 76107        Chief Operating Officer of the
                               Company

Marvin Gearhart (72)           Chairman of the Board and Chief           1981
7601 Will Rogers Blvd.         Executive Officer of Rock Bit
Fort Worth, Texas 76140        International, Inc. (a
                               manufacturer of drilling bits); a
                               director of Dailey International,
                               Inc. (an oil and gas services
                               company)

Robert E. Glaze (80)           Personal investments; also a              1969
8111 Preston Road              director of Calloway's Nursery,
Suite 707                      Inc. (a retail nursery)
Dallas, Texas 75225

Dee J. Kelly (71)              Shareholder and director of the           1986
201 Main Street, Suite 2500    law firm of Kelly, Hart & Hallman
Fort Worth, Texas 76102        (a professional corporation); a
                               director of AMR Corp. (an airline
                               holding company); and a director
                               of The SABRE Group Holdings, Inc.
                               (a software company)

Joseph R. Musolino (62)        Personal investments; prior to            1986
4265 San Felipe, Suite 1100    November 30, 1999, Vice Chairman,
Houston, Texas 77027           Texas, Bank of America, N.A. (a
                               commercial bank); also a director
                               of Pool Energy Services, Inc. (an
                               energy services company)

Dr. William E. Tucker (67)     Personal investments; Director of         1981
100 Throckmorton               Tandy Corporation; prior to July
Suite 416                      1, 1998, Chancellor, Texas
Fort Worth, Texas 76102        Christian University



                                     Page 6
===============================================================================

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

   The following table sets forth certain information regarding compensation paid during each of the last three years to the Company's current Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during 1999. In addition, the former Chief Executive Officer and another executive officer retiring in 1999 are included.

                                              Annual                                           All Other
                                           Compensation        Long-Term Compensations       Compensation
                                         ----------------------------------------------------------------
                                                                         Awards
                                                               --------------------------
                                                                                 No. of
                                                                               Securities
                                                                Restricted     Underlying
Name and Principal Position      Year     Salary      Bonus    Stock Awards     Options           (f)
---------------------------------------------------------------------------------------------------------
   Current Executive Officers
   --------------------------
J. T. Dickenson                  1999    $412,000   $218,360    $148,750 (d)     43,000       $  5,011
  President &                    1998     365,000    146,000           -         18,000          4,660
  Chief Executive Officer        1997     350,000    168,000           -         18,000          4,410

Richard J. Savitz                1999     263,000    139,390     148,750 (d)     35,000          4,213
  Senior Vice President &        1998     225,000     90,000           -         15,000          4,660
  Chief Financial  Officer       1997     213,000    102,240           -         15,000          4,410

Harrold E. Melton (a)            1999     251,000    266,245     148,750 (e)     30,000          4,537
  Vice President - Building      1998     182,000    151,060           -          7,500          4,410
  Materials                      1997     165,000     70,959           -          7,500          4,410

J. Randy Watson (a)              1999     200,000     75,000           -         15,000          4,081
  Vice President - Footwear      1998     168,000     75,000           -         12,000          4,410
                                 1997     130,000     50,000           -          8,000          4,410

Judy B. Hunter                   1999     125,000     66,250           -         21,000          4,081
  Vice President - Treasurer     1998     120,000     48,000           -         12,000          4,426
  & Controller                   1997     105,000     50,400           -         12,000          3,730

   Executives Retiring in 1999
   ---------------------------
John Justin (b)                  1999     185,853          -           -              -        434,613 (b)
  Chairman of the Board &        1998     620,000    248,000           -         22,500          4,660
  Chief Executive Officer        1997     600,000    288,000           -         22,500          4,410

Edward L. Stout, Jr. (c)         1999     312,000          -           -              -         28,109 (c)
  Vice President - Brick         1998     300,000    213,000           -         15,000          4,660
                                 1997     261,000    164,840           -         15,000          4,410


(a)  Elected to executive officer position on December 15, 1999.

(b) The salary amount in the Annual Compensation section above represents salary paid through date of retirement -- April 16, 1999. The amount shown under the All Other Compensation column includes a lump sum payment of $404,366, an amount equal to the balance of Mr. Justin's salary that would have been paid under his employment contract through the end of its term, and the value of other benefits provided under the terms of his retirement agreement dated April 16, 1999. The other benefits will continue indefinitely into the future and include reimbursement for certain expenses and use of the company planes. Such benefits are estimated to have an annual fair market value of $15,000.


                                     Page 7
===============================================================================


(c) The salary amount in the Annual Compensation section above represents salary paid through date of retirement -- December 31, 1999. The amount shown under the All Other Compensation column includes the value of a retirement gift and a related federal tax gross-up payment.

(d) Restricted shares were awarded to Mr. Dickenson and Mr. Savitz on April 16, 1999 in accordance with their employment agreements and vest in accordance with the following schedule:
        - 5,000 shares vest after the company's common stock closes at or above $16 per share for 10 consecutive trading days;
        - 2,500 shares vest after the company's common stock closes at or above $18 per share for 10 consecutive trading days;
        - 2,500 shares vest after the company's common stock closes at or above $20 per share for 10 consecutive trading days;
     Shares that are unvested prior to April 15, 2004 are forfeited. Restrictions on all shares will lapse upon a change in control of the company. Dividends accrue currently and are payable upon vesting of the underlying shares. The amount listed in the table is calculated based on the number of shares awarded times the market price of the stock at the end of 1999.

(e) Mr. Melton's restricted shares vest at 50% per year on the first and second anniversary dates of the grant. Dividends accrue currently and are payable upon vesting of the underlying shares. The amount listed in the table is calculated based on the number of shares awarded times the market price of the stock at the end of 1999.

(f) In addition to amounts specifically identified in items (b) and (c), these amounts include Company ESOP matching contributions paid or accrued on behalf of each officer as follows:

                                 1999        1998        1997
                               --------    --------    --------

          J. T. Dickenson       $ 4,000     $ 4,000     $ 3,750
          Richard J. Savitz       4,000       4,000       3,750
          Harrold E. Melton       4,000       4,000       3,493
          J. Randy Watson         4,000       4,000       3,493
          Judy B. Hunter          4,000       3,766       3,070
          John Justin             4,000       4,000       3,750
          Edward L. Stout, Jr.    4,000       4,000       3,750

   In addition, company-paid premiums for $100,000 of term life insurance coverage are reflected in each year.

   On February 23, 2000, the closing price of the Common Stock as reported on the Nasdaq National Market System was $16.25.


                                     Page 8
===============================================================================

                           EMPLOYEE STOCK OPTION PLANS

OPTION GRANTS DURING 1999

   The following table provides information related to options granted to the current named executive officers during 1999. No options were granted to the executive officers that retired during 1999.

                              Individual Grants
--------------------------------------------------------------------------------
                                 % of Total
                      No. of       Options
                    Securities   Granted to   Exercise
                    Underlying   Employees     or Base                  Grant
                     Options     in Fiscal    Price per   Expiration    Date
     Name            Granted        Year      Share (c)      Date      Value (d)
--------------------------------------------------------------------------------

J. T. Dickenson     25,000 (a)      8.33%      $ 15.00     12/14/09    $147,250
                    18,000 (b)      6.00         13.06     04/15/04      67,680

Richard J. Savitz   20,000 (a)      6.66         15.00     12/14/09     117,800
                    15,000 (b)      5.00         13.06     04/15/04      56,400

Harrold E. Melton   15,000 (a)      5.00         15.00     12/14/09      88,350
                    15,000 (a)      5.00         10.63     03/01/09      61,350

J. Randy Watson     15,000 (a)      5.00         15.00     12/14/09      88,350

Judy B. Hunter      15,000 (a)      5.00         15.00     12/14/09      88,350
                     6,000 (b)      2.00         13.06     04/15/04      22,560


(a) Options are granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment, and vest at 20% per year on the first through the fifth anniversary dates of the grant. If the optionee dies or retires from the Company for reasons of age or disability, the Compensation Committee may approve the exercise of all options, whether or not currently vested. In addition, in the event of a change in control of the company each optionee has the right to exercise all options granted, whether or not vested.

(b) The stock options granted are for a term of 5 years and vest 100% at the second anniversary date of the grant. In the event of a change in control of the company, each optionee has the right to exercise all options granted, whether or not vested.

(c) All options above were granted at market value at date of grant. The exercise price and tax withholding obligations related to exercise may be paid by cash, delivery of already owned shares, offset of the underlying shares, or a combination of any of the foregoing, subject to certain conditions in the case of current stock holdings.

(d) Grant date value for these options was estimated at the date of grant using a binomial option pricing model with the following assumptions: risk-free interest rate of 6.4% to 6.8%; dividend yield of 1.5%; volatility factors of the expected market price of the Company's common stock of .358; and a weighted-average expected life of the option of five and one half years on ten year options and three years on five year options.

     Binomial option valuation models are used in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. In addition, gains are reported net of the option exercise price, but before taxes associated with the exercise. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the optionholders' continued employment through the vesting period. The amounts reflected in this table may not be necessarily achieved.

                                     Page 9
===============================================================================

OPTION EXERCISES DURING 1999 AND YEAR-END OPTION VALUES

   The following table provides information related to options exercised and options available at year-end to the named executive officers.

                                               No. of
                                             Securities           Value of
                                             Underlying          Unexercised
                                             Unexercised        In-the-Money
                                             Options at          Options at
                      Shares               Fiscal Year-End     Fiscal Year-End
                     Acquired    Value     ----------------   ------------------
                        on      Realized   Exer-    Unexer-    Exer-    Unexer-
       Name          Exercise     (a)      cisable  cisable   cisable   cisable
--------------------------------------------------------------------------------
   Current Executive Officers
   --------------------------
J. T. Dickenson       38,100    $391,647    46,800   74,200   $ 98,550  $103,200
Richard J. Savitz      8,860      67,710    58,200   61,000    269,724    86,000
Harrold E. Melton      6,750      59,812    36,450   43,300    188,931    94,319
J. Randy Watson            -           -    12,900   31,500     35,088    39,538
Judy B. Hunter             -           -    35,700   41,800    138,887    57,925

   Executives Retiring in 1999
   ---------------------------
John Justin           18,552     165,979   138,000        -    601,217         -
Edward L. Stout, Jr.  38,100     371,116    65,000        -    140,938         -


(a) Market value of underlying securities at exercise date minus the exercise price, not reduced for taxes payable upon exercise.

PENSION PLAN TABLE

   The following table provides information related to the Company's defined benefit pension plan in which the named executive officers participate.

  Average
Compensation                                      Years of Service
-------------------------------------------------------------------------------------------------
                    5        10       15       20       25      30        35      40        50
                 --------------------------------------------------------------------------------

$125,000          $7,813  $15,625  $23,438  $31,250  $39,063  $46,875  $54,688  $62,500  $ 78,125

 150,000           9,375   18,750   28,125   37,500   46,875   56,250   65,625   75,000    93,750

 175,000           9,750   20,450   31,388   42,325   53,263   64,200   75,138   86,075   107,950

 200,000           9,750   22,950   34,200   46,700   59,200   71,700   84,200   96,700   121,700

 225,000           9,750   23,492   37,013   51,075   65,138   79,200   93,263  107,325   126,100

 250,000 and up    9,750   23,492   38,232   52,972   67,712   82,452   97,192  111,932   126,100


   Compensation covered by the plan includes salary, bonus and deferred compensation payments up to $160,000 for 1997 through 1999 and $150,000 for 1995 and 1996. Gains realized upon exercise of stock options are not covered. The estimated credited years of service for each of the named executive officers is as follows: Mr. Dickenson - 25; Mr. Savitz - 20; Mr. Melton - 24; Mr. Watson - 6; Ms. Hunter - 9; Mr. Justin - 62; and Mr. Stout - 50. Mr. Justin and Mr. Stout retired during 1999.

                                    Page 10
===============================================================================

   The normal retirement benefit, at age 65, is calculated based upon each employee's years of service and final average compensation, reduced by anticipated social security benefits. Benefit payments are computed using the straight life annuity method. Certain reductions are made for employees electing alternative payment options or early retirement. Generally, the maximum annual benefit payable by the Pension Plan to any one employee upon retirement is limited to $126,100 in 1999. However, since Mr. Stout and Mr. Dickenson have exceeded normal retirement age, their benefit will be slightly higher than the tables indicate above due to delayed receipt of benefits. Mr. Justin's benefit was determined under special phase-in rules of the Tax Reform Act of 1986. Payments to Mr. Justin began in April 1988 under minimum distribution requirements in the annual amount of $114,600. Payments will continue until the death of either Mr. or Mrs. Justin, with 66.67% thereof payable for the life of the survivor.

EXECUTIVE SUPPLEMENTAL RETIREMENT, DEATH AND DISABILITY INCOME BENEFIT PROGRAM AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN OF 1992

   The Executive Supplemental Retirement, Death and Disability Income Benefit Program and Supplemental Executive Retirement Plan of 1992 (the "Supplemental Programs") are applicable to selected key employees of the Company and its divisions or subsidiaries, including all named executives. Under the Supplemental Programs, the Company will pay to each named executive upon retirement, death or disability an estimated $25,000 per year for a period of ten years. The Supplemental Programs are partially funded by life insurance policies covering certain participants, with the Company paying all costs of the policies. Insurance policies cover three of the five current named executives and both of the retired named executives. The policies are designed so that if assumptions made as to mortality, policy dividends and certain other factors are realized, the Company will recover substantially all premium payments plus a factor for the use of the Company's money. The Company is the owner of all such policies.

COMPENSATION OF DIRECTORS

   The following table provides information related to 1999 retainer and meeting fees as well as mandatory security grants for non-employee directors. As further described below, Mr. Roach became an employee of the company on April 16, 1999 while at the same time Mr. Justin retired as an employee. The amounts included in the table below for Mr. Roach and Mr. Justin represent fees paid during the periods they were non-employee directors.

                              Cash Compensation            Security Grants
                       ------------------------------    -------------------
                                                                   Number of
                        Annual                           Number   Securities
                       Retainer    Meeting     Total       of     Underlying
        Name             Fees       Fees        Fees     Shares     Options
----------------------------------------------------------------------------

John V. Roach           $ 5,000    $ 3,000    $ 8,000         -          -
John Justin              10,000      2,000     12,000     3,000      3,000
Marvin Gearhart          15,000      3,000     18,000     3,000      3,000
Robert E. Glaze          15,000      3,000     18,000     3,000      3,000
Dee J. Kelly             15,000      4,500     19,500     3,000      3,000
Joseph R. Musolino       15,000      3,000     18,000     3,000      3,000
Dr. William E. Tucker    15,000      7,000     22,000     3,000      3,000

   The stock options awarded to non-employee directors vest after one year and are granted at the current market price on date of grant.

   On April 16, 1999, the company entered into a two-year agreement with Mr. Roach whereby he became employed on a part-time basis as a non-executive Chairman of the Board. The two-year agreement provides an annual base salary of $18,000; one-time awards of 100,000 stock options and 40,000 restricted shares of common stock; use of the company airplanes; and reimbursement of certain expenses. During 1999, Mr. Roach was paid salary of $12,531. The value of company-provided airplane usage in 1999 was $17,336. The stock options granted to Mr. Roach were granted at the market price on date of grant of $13.06 per share and are for a term of 5 years with 100% vesting on the second anniversary date of the grant. In the event of a change in control of the company, Mr. Roach has the right to exercise all options granted, whether or not vested. Using a binomial option pricing model and the assumptions described on Page 9, note (d), the stock options were valued at $376,000 at date of grant. The restricted shares awarded to Mr. Roach vest in accordance with the following schedule:

                                    Page 11
===============================================================================

        - 20,000 shares vest after the company's common stock closes at or above $16 per share for 10 consecutive trading days;
        - 10,000 shares vest after the company's common stock closes at or above $18 per share for 10 consecutive trading days;
        - 10,000 shares vest after the company's common stock closes at or above $20 per share for 10 consecutive trading days;
Restricted shares that are unvested prior to April 15, 2004 are forfeited. Restrictions on all restricted shares will lapse upon a change in control of the company. Dividends accrue currently and are payable upon vesting of the underlying shares. The value of the restricted shares, calculated based on the number of shares awarded times the market price of the stock at the end of 1999, was $595,000.

EMPLOYMENT CONTRACTS

   The Company entered into employment agreements with Mr. Dickenson and Mr. Savitz on April 16, 1999. The agreements provide an annual base salary of $425,000 for Mr. Dickenson and $275,000 for Mr. Savitz. If their employment is terminated for any reason, other than cause, they are entitled to receive payment of the unpaid portion of the annual base salary through the expiration date of the agreement or date of termination. In addition, the agreements awarded stock options and performance-based restricted stock as further described in the footnotes to the Summary Compensation Table and the table describing stock option grants in 1999. The agreements expire on December 31, 2000.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board has furnished the following report on executive compensation:

     Under the direction of the Compensation Committee of the Board, the Company has developed and administers compensation policies and plans that are intended to enhance the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of its officers and key executives with those of its shareholders. Remuneration in 1999 for each of the Company's officers consisted of a base salary, annual incentive bonus, and awards of options to purchase company stock. In addition, 10,000 shares of restricted stock were awarded to the Chief Executive Officer, Chief Financial Officer, and Vice President-Building Materials. The awards for the Chief Executive Officer and Chief Financial Officer are performance based, while the restricted stock for the Vice President-Building Materials vests over a two-year period. The incentive bonus component was determined in accordance with the terms of the Company's Target Incentive Plan (the "Plan") and in light of the Company's operating results compared to its financial performance goals. The Committee, however, had complete discretion in determining certain remuneration amounts (including whether any annual discretionary bonus component under the Plan or stock option awards are made and, if so, the amounts thereof) regardless of whether corporate or individual performance goals are achieved. The Committee exercised its complete discretion in setting base salary amounts, stock option and restricted stock awards, as well as corporate and individual performance goals under the Plan.

     In evaluating the Company's performance for purposes of setting the salary and incentive compensation of the Chief Executive Officer and the Company's other officers, the Committee gave first consideration to company-wide performance in terms of sales and earnings. In addition, the Committee has taken note of management's continued success in achieving record levels of earnings in the Building Materials segment and maintaining its strengths in market share through new product development and other strategic initiatives in the footwear segment. The Committee viewed all the foregoing items as elements of company, and not individual, performance. Salary and other compensation decisions for each officer were based primarily on overall Company performance, except in the case of the Vice President-Building Materials, whose compensation is based primarily on the performance of Acme Building Brands and the Vice President-Footwear whose compensation if based primarily on the performance of Justin Brands.

                                    Page 12
===============================================================================

     Although, as stated above, the Committee considered Company performance as the primary factor in its compensation decisions, the Committee also considered individual performance. However, the Committee does not apply any specific weighting to elements of individual performance in relation to total compensation, nor in relation to determining the discretionary bonus amount, if any, under the Plan.

     Immediately prior to the end of each year, the Committee reviews with the Chief Executive Officer and the Company's human resources executive and approves an annual salary plan for the ensuing year. The Committee considers an officer's total compensation in establishing each element of compensation.

     Annual base salaries are based primarily upon a review of past and present corporate and individual performance, with reference to salary data in similar-sized corporations in all industries and in manufacturing industries, so that such salaries are generally competitive. The survey data used by the Committee was selected due to its consistent inclusion of a large number of companies of comparable size. The Committee also reviewed subsets of these data including All Industry and All Manufacturing summaries. In addition, employment agreements with the Chief Executive Officer and Chief Financial Officer establish their annual base salaries at $425,000 and $275,000, respectively. The Committee has complete discretion in setting the compensation of the other three named executive officers (none of whom has employment agreements with the Company).

     For all officers (including the CEO) except the Vice President-
   Footwear, annual incentive bonus payments for 1999 were based on the Company's year-end operating results versus the financial performance goals established under the Plan at the beginning of the year, and consisted primarily of earnings and sales targets. Strategic and management performance is also considered, and is included as a discretionary component under the Plan, but to a far lesser degree than earnings and sales targets. Strategic performance consists principally of such factors as new product development, new business initiatives and increasing market share. Management performance criteria include productivity and quality improvement, management development, environmental management, and control of casualty losses. In exercising its discretion with respect to the annual discretionary incentive component amounts, the Committee reviewed achievement of these performance goals and determined the amount of bonus awards, if any. The Committee did not, however, use any predetermined formula or assign any specific weight to the various factors in awarding such bonuses. The Vice President-Building Materials was awarded an additional $45,000 discretionary bonus for assuming additional responsibilities as Chief Executive Officer of the Building Materials group pursuant to consolidation of this business segment during 1999. For the Vice President-Footwear, the 1999 incentive bonus was entirely discretionary and was based on strategic and management performance. The bonuses awarded each year to the Company's officers appear as "Bonus"
   compensation in the Summary Compensation Table on page 7.        .

     With respect to stock option awards, it is the Company's belief that grants of options to purchase common stock of the Company, at the market price in effect on the day prior to the date of such grant, has successfully focused the Company's officers and other key executives on building profitability and shareholder value. In determining the grants of stock options to the officers, including the Chief Executive Officer, the Committee reviewed and approved individual awards, taking into account the same qualitative and quantitative factors discussed above in connection with awarding discretionary incentive compensation. The Committee does not consider the number of options already outstanding in determining option awards.

     Finally, it is anticipated that all such compensation will be fully deductible by the Company for federal income tax purposes under Section 162 of the Internal Revenue Code.

                                    Page 13
===============================================================================

     The foregoing report has been furnished by the members of the Board of Directors' Compensation Committee.

                                       Dee J. Kelly
                                       William E. Tucker

   The foregoing report of the Compensation Committee shall not be deemed incorporated by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             STOCK PERFORMANCE CHART

   The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five years ended December 31, 1999 with the cumulative total return on the NASDAQ Index and a derived peer group index comprised of companies in the footwear and building materials industries. The comparison assumes $100 was invested on December 31, 1994 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                                                  CRSP
                    Justin     Peer Group     Total Return
                    ------     ----------     ------------
          1994       100           100             100
          1995        94           109             362
          1996       100           154             446
          1997       120           255             546
          1998       117           202             767
          1999       135           326           1,389

   The broad market index selected for comparison is the CRSP Total Return Index for the NASDAQ Stock Market (U.S. Companies). The peer group used in the performance graph above consists of six companies -- three in the footwear industry and three in the building materials industry. This index is based on the cumulative total return of each company, assuming reinvestment of dividends, weighted according to the respective issuer's stock market capitalization at the beginning of each year and weighted by industry to the Company's actual ratio of footwear to building materials sales each year. Management believes weighting by industry is relevant since the ratio of sales by industry within the Company from year-to-year is subject to the cyclical nature of the building materials business. The companies used in the peer group index are as follows:

                                    Page 14
===============================================================================

                Footwear              Building Materials
          -------------------       ----------------------
             Genesco, Inc.            Elcor Corporation
           Timberland Company       Texas Industries, Inc.
           Brown Group, Inc.         Republic Group, Inc.

   One peer group company was changed from the previously reported group. Texas Industries, Inc. was substituted for Morgan Products, Ltd. for all years.
Morgan Products, Ltd. was acquired by Andersen Windows, Inc. in March 1999 and is no longer a publicly held company.

   The foregoing chart shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Bank of America, N.A. participates with three other banks in a $52,000,000 revolving credit agreement with the Company. Mr. Joseph R. Musolino, a director of the Company, was Vice Chairman, Texas, Bank of America, N.A. during 1999. At December 31, 1999, $23,000,000 was outstanding to the Company under the credit agreement, of which Bank of America, N.A. provided $10,613,000. In addition, the Company had a $4,000,000 short-term note payable to Bank of America, N.A. pursuant to a non-committed line of credit at December 31, 1999. During 1999, the Company paid or accrued approximately $1,064,000 in interest and fees to Bank of America, N.A.

   The law firm of Kelly, Hart & Hallman, a professional corporation, of which Mr. Dee J. Kelly, a director of the Company, is a shareholder and director, acted as the Company's principal outside legal counsel in 1999 and is continuing to do so in 2000.

                                  OTHER MATTERS

THE SOLICITATION

   The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by mail, advertisement, telephone and in person. Directors and employees of the Company may, without additional compensation, make solicitations through personal contact or by telephone or telegraph, and arrangements may be made with brokerage houses or other custodians, nominees and fiduciaries to send proxy material to their principals. The Company will reimburse any such persons for their reasonable expenses.

AUDITORS

   Ernst & Young LLP, the Company's independent public accountants for the past twenty-eight years, has been selected by the Board as the Company's independent public accountants for the current year. Representatives of Ernst & Young LLP are expected to be present at the Meeting and will be available to respond to appropriate questions. They will have an opportunity to make a statement if they desire to do so.

                                    Page 15
===============================================================================

ANNUAL REPORT

   A copy of the Company's 1999 Annual Report is being mailed to shareholders contemporaneously with the mailing of this Proxy Statement.

PROPOSALS TO BE PRESENTED AT THE 2001 ANNUAL MEETING OF SHAREHOLDERS

   Any qualified shareholder of the Company wishing to present a proposal for consideration by all shareholders at the 2001 annual meeting must notify the Company by November 13, 2000 to have the proposal considered for inclusion in the Proxy Statement and form of proxy related to that meeting. Any such notification should be addressed to the Corporate Secretary, Justin Industries, Inc., P. O. Box 425, Fort Worth, Texas 76101. Any such proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission.


                                       By Order of the Board of Directors




                                       /S/JOHN V. ROACH
                                       JOHN V. ROACH
                                       Chairman of the Board


March 17, 2000

                                    Page 16
===============================================================================
                                                                     Appendix A

                             JUSTIN INDUSTRIES, INC.

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS - APRIL 21, 2000

   THE UNDERSIGNED hereby appoints JOHN JUSTIN, DEE J. KELLY and DR. WILLIAM E. TUCKER and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of the Common Stock of Justin Industries, Inc. held of record by the undersigned on February 22, 2000, at the annual meeting of shareholders to be held at 10:30 a.m. local time on April 21, 2000, at the Fort Worth Club Building, 306 West Seventh Street, Fort Worth, Texas, and any adjournment thereof.


   YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL 1. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

   It is important that you vote, date, sign, and return this Proxy promptly using the enclosed postage prepaid envelope.

(Continued and to be dated on the reverse side.)

Justin Industries, Inc.
P.O. Box 11225
New York, NY 10203-0225

===============================================================================
1. ELECTION OF DIRECTORS      FOR            WITHHELD       EXCEPTIONS

Nominees: J. T. Dickenson, Marvin Gearhart, Robert E. Glaze, John Justin, Dee J. Kelly, Joseph R. Musolino, John V. Roach, Dr. William E. Tucker
(INSTRUCTIONS: To withold authority to vote for any individual nominee, mark the

"Exceptions" box and write that nominees name in the space provided below.)

*Exceptions_____________________________________________________________________


Change of Address and or Comments Mark Here

                                   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE
                                   VOTED IN THE MANNER DIRECTED BY THE
                                   UNDERSIGNED SHAREHOLDER; IF NO DIRECTION IS
                                   MADE THIS PROXY WILL BE VOTED "FOR" THE
                                   ELECTION OF NOMINEES LISTED ABOVE. AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES ON THE REVERSE HEREOF ACCORDING TO THEIR DISCRETION. RECEIPT OF THE NOTICE OF THE MEETING AND THE ACCOMPANYING PROXY STATEMENT IS HEREBY ACKNOWLEDGED.


                                   DATE_____________________________________

                                   SIGNATURE(S)_____________________________

                                   SIGNATURE(S)_____________________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Votes must be indicated (x) in Black or Blue ink.